SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

SPECIAL SITUATIONS FUND III, L.P.; SPECIAL SITUATIONS CAYMAN FUND, L.P.; SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.; and SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.,	Index No. 604285-02
Plaintiffs,	STIPULATION OF SETTLEMENT
-v-
INTERPLAY ENTERTAINMENT CORP.,
Defendant.

WHEREAS, Plaintiffs Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Technology Fund, L.P. (collectively "Plaintiffs") entered into a settlement agreement with Defendant Interplay Entertainment Corp. ("Interplay") on or about December 5, 2003 (the "December 5, 2003 Settlement Agreement") pursuant to which Interplay agreed to pay Plaintiffs $1,350,000.00 over the course of eight installments; and

WHEREAS, the parties entered into a Stipulation of Discontinuance without prejudice on or about December 8, 2003, subsequent to the execution of the December 5, 2003 Settlement Agreement and an initial payment of $500,000.00; and

WHEREAS, on or about July 27, 2004, Interplay defaulted on the December 5, 2003 Settlement Agreement by failing to timely cure its non-payment of a $250,000 installment due and owing to Plaintiffs; and

WHEREAS, on August 5, 2004, Plaintiffs filed an Order to Show Cause seeking to restore the above-captioned action against Interplay before this Court and for summary judgment against Interplay for liquidated damages in the amount of $850,000.00 and reasonable attorneys fees pursuant to the explicit terms of the December 5, 2003 Settlement Agreement; and

WHEREAS, on or about August 24, 2004, the Plaintiffs and Interplay entered into a Stipulation of Settlement ("August 24, 2004 Stipulation of Settlement") to which Interplay later defaulted; and

WHEREAS, on January 12, 2005 judgment in the amount of $775,505.00 was entered by the Clerk of the Supreme Court of the State of New York for New York County ("January 12, 2005 Judgment"); and

WHEREAS, on or about February 4, 2005, a judgment reflecting the January 12, 2005 Judgment was entered by the Clerk of the California Superior Court of the State of California for Orange County ("February 4, 2005 Judgment") by virtue of Plaintiffs' Application for Entry of Judgment on Sister-State Judgment; and

WHEREAS, Plaintiffs have failed to satisfy both the January 12, 2005 Judgment and February 4, 2005 Judgment (collectively "the Judgments"); and

WHEREAS, the parties are all represented by counsel and wish to resolve their differences amicably and without further litigation;

IT IS HEREBY STIPULATED AND AGREED as follows:

1. Binding Nature of the Agreement. Interplay reaffirms and admits to the binding nature of the December 8, 2003 Settlement Agreement and August 24, 2004 Stipulation of Settlement.

2. Settlement Amount.

a. Interplay will provide $239,464.45 to Plaintiffs and their designees' duly authorized representative simultaneously with the execution of this Stipulation of Settlement;

b. Interplay will issue or transfer the ownership of ten million (10,0000,000) shares of unregistered common stock in Interplay (the "Shares") to Plaintiffs and their designees prior to the entry of the Satisfactions of Judgments (referenced herein in paragraph 3). The Shares will be divided as follows:

i. Special Situations Fund III QP, L.P., 4,960,000 shares of unregistered Interplay common stock; and

ii. Special Situations Fund III, L.P., 430,000 shares of unregistered Interplay common stock; and

iii. Special Situations Cayman Fund, L.P., 1,800,000 shares of unregistered Interplay common stock; and

iv. Special Situations Private Equity Fund, L.P., 2,500,000 shares of unregistered Interplay common stock; and

v. Special Situations Technology Fund II, L.P., 260,000 shares of unregistered Interplay common stock; and

vi. Special Situations Technology Fund, L.P., 50,000 shares of unregistered Interplay common stock;

c. Plaintiffs and their designees will execute the Representations and Warranties on or prior to the date of the issuance or transfer of the Shares, attached hereto as Exhibit A.

3. Filing of Satisfactions of the Judgments. Plaintiffs will execute and file the Satisfaction of Judgment in New York, attached hereto as Exhibit B, and Satisfaction of Judgment in California, in a form mutually agreeable to all parties, within ten (10) business days following Interplay's remittance of $239,464.45 to the authorized representative of the Plaintiffs and their designees and the issuance or transfer of ownership of the Shares to Plaintiffs and their designees.

4. Effect Of This Stipulation Of Settlement On The Judgments. If Interplay fails to provide the consideration as set forth above in paragraph 2, the attached Satisfactions of Judgments will not be executed or filed with the Courts in New York and California, respectively, and the Judgments will remain in full force and effect. If Interplay provides all consideration as set forth above in paragraph 2, Plaintiffs covenant and agree that they will not make, assert, or maintain any claim, demand, action or cause of action, in any forum, that is released herein against Interplay. Interplay covenants and agrees that Interplay will not make, assert or maintain any claim, demand, action or cause of action, in any forum, that is released herein against Plaintiffs.

5. Mutual Release By Both Parties. Except as to the obligations set forth herein, the parties mutually release and discharge one another, their respective directors, officers, shareholders, partners, successors, assigns, agents, representatives and employees from any and all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions and demands of any kind, known or unknown, asserted or unasserted, whether in law or equity, directly or indirectly arising from or in connection with the breach or non-performance of the December 5, 2003 Settlement Agreement and/or August 24, 2004 Stipulation of Settlement that the parties or any of their affiliates, successors in interest or assigns had, now have or thereafter can have against one another from the beginning of the world until the date of this Stipulation of Settlement. Further, both parties recognize the binding nature of the mutual general release in Section 1.3 of the December 5, 2003 Settlement Agreement.

6. Each Party Will Pay For Its Own Costs And Expenses. Each party will be responsible for any and all of its own respective costs and expenses incurred, including without limitation, legal fees and disbursements, in any way connected with or arising out of this Stipulation of Settlement, the December 5, 2003 Settlement Agreement, and/or the August 24, 2004 Stipulation of Settlement.

7. Payment of Obligations. Paragraphs 2(a) and (b) of this Stipulation of Settlement represent the entirety of Interplay's obligations to the Plaintiffs and their designees and include all penalties, interest, fees, costs and all other charges and expenses which have accrued or which may accrue.

8. No Restrictions On The Disclosure Of This Agreement. The parties understand and recognize that the disclosure of this Stipulation of Settlement is not restricted or limited in any way.

9. Entire Agreement. The parties agree that this Stipulation of Settlement constitutes their full and complete understanding with respect to the matters herein. In entering into this Stipulation of Settlement, the parties are not relying on any agreement, promises, or representations not specifically referenced herein. The parties agree that they have each had an opportunity to comment upon the terms of this Stipulation of Settlement, and the parties, therefore, acknowledge and agree that this Stipulation of Settlement shall not be deemed prepared or drafted by one party or another and will be construed accordingly.

10. No Prior Assignment. Each party warrants and represents that he or it has not assigned, conveyed, or transferred any of the claims released herein. Each party shall indemnify and hold harmless all other parties from all costs and expenditures, including attorneys' fees, resulting from such party's breach of this representation and warranty.

11. Authority. Each party represents that he or it has the authority to enter into this Stipulation of Settlement and that the individual executing this Stipulation of Settlement is authorized to do so on behalf of the party.

12. Jurisdiction, Venue and Choice of Law. Any action to enforce this Stipulation of Settlement may only be brought in the Supreme Court of New York for New York County. The parties further agree that this Stipulation of Settlement shall be governed by and interpreted in accordance with the laws of the State of New York.

13. Counterparts. This Stipulation of Settlement may be executed in counterparts, which, taken together, shall constitute the entire agreement among the parties. Copies and facsimile signatures shall be deemed to have the same force and effect as originals.

Dated: New York, New York

May 3, 2006

LOWENSTEIN SANDLER PC

Attorneys for Plaintiffs

1251 Avenue of the Americas

New York, New York 10020

By:_____________________________

Gavin J. Rooney, Esq.

Kathleen A. Walsh, Esq.

SPECIAL SITUATIONS FUND III, L.P.

By:_____________________________

Title:____________________

SPECIAL SITUATIONS CAYMAN FUND, L.P.

By:_____________________________

Title:____________________

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

By:_____________________________

Title:____________________

SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.

By:_____________________________

Title:____________________

INTERPLAY ENTERTAINMENT

CORP.

By:_______________________

Hervé Caen

Title: Chief Executive Officer and interim Chief Financial Officer

EXHIBIT A

Representations and Warranties

Interplay Entertainment Corp.

Gentlemen:

In connection with the issuance or transfer of ten million (10,000,000) shares of unregistered common stock of Interplay Entertainment Corp. (the "Shares") by Interplay Entertainment Corp. ("Interplay") pursuant to the terms of the Stipulation of Settlement dated as of May 3, 2006 by and among Interplay and Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P., and Special Situations Technology Fund, L.P. (collectively, the "Plaintiffs"), the Plaintiffs and their designees, Special Situations Fund III QP, L.P. and Special Situations Technology Fund II, L.P. (Plaintiffs and their designees are collectively, the "Buyers"), hereby represent and acknowledge the following:

      Each Buyer is acquiring the Shares solely for its own account, for investment purposes only, and not with a view to offer for resale in connection with any unregistered distribution of all or any portion of the Shares within the meaning of the Securities Act or applicable state securities laws.

      Each Buyer is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933. Each Buyer is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934.

      Each Buyer represents, warrants and acknowledges that the Shares are being offered and sold to it in reliance upon the exemption provided by Section 4(1) of the Securities Act and similar exemptions from the registration requirements of state securities laws and that the Sellers are relying upon the truth and accuracy of, and each Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Buyer set forth in this Section in order to determine the availability of such exemptions and the eligibility of each Buyer to acquire the Shares.

      Each Buyer is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

      Each Buyer understands that the Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and each Buyer may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless: (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; or (ii) the Shares to be sold or transferred may be sold or transferred pursuant to Section 4(1) of the Securities Act or other exemption from such registration.

      Until such Shares are registered under the Securities Act, each Buyer acknowledges that any certificates for the Shares issued to any Buyer or any Buyer's designated nominee on the issuance by the Company will, at the request of the Company, bear an appropriate restrictive U.S. securities law legend.

      Each Buyer represents and warrants that it has adequate information to make an informed decision regarding the purchase of the Shares and has independently and without reliance upon the Company made its own analysis and decision to purchase the Shares.

Special Situations Fund III QP, L.P.; Special Situations Fund III, L.P.; Special Situations Cayman Fund, L.P.; Special Situations Private Equity Fund, L.P.; Special Situations Technology Fund II, L.P. and Special Situations Technology Fund, L.P.

By: ______________________________

Name: Austin Marxe

Title: General Partner

EXHIBIT B

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

SPECIAL SITUATIONS FUND III, L.P.; SPECIAL SITUATIONS CAYMAN FUND, L.P.; SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.; and SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.,	Index No. 603367/02
Plaintiffs,	SATISFACTION OF JUDGMENT
-v-
INTERPLAY ENTERTAINMENT CORP.,
Defendant.

WHEREAS a judgment was entered in the above entitled action on January 12, 2005 in the Commercial Division of the Supreme Court of New York, New York County, in favor of Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Technology Fund, L.P. and against Interplay Entertainment Corp., for the sum of $775,505.00 in the Office of the Clerk of the County of New York,

AND WHEREAS said judgment has been paid,

AND WHEREAS it is certified that there are no outstanding executions with any Sheriff or Marshal within the State of New York,

THEREFORE, satisfaction of said judgment is hereby acknowledged, and the said Clerks are hereby authorized and directed to make an entry of satisfaction on the docket of said judgment.

Dated: __________________ By:_______________________________

Gavin J. Rooney

Kathleen A. Walsh

LOWENSTEIN SANDLER PC

Attorneys for Plaintiff

1251 Avenue of the Americas

18th Floor

New York, NY 10020

(212) 262-6700; and

65 Livingston Avenue

Roseland, NJ 07068

(973) 597-2500

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